EXHIBT 99.1

[Grant Prideco Letterhead]

(a)	FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com

GRANT PRIDECO REPORTS RECORD EPS OF $0.29 ON 53%
REVENUE INCREASE

HOUSTON, TEXAS, April 27, 2005 – Grant Prideco, Inc. (NYSE:GRP) announced that its first quarter 2005 net income increased more than 400% to $36.7 million ($0.29 per diluted share) on revenues of $292.1 million. These results compare to net income of $7.2 million ($0.06 per diluted share) on revenues of $191.5 million in last year’s first quarter. Each of the Company’s operating segments improved, benefiting from increased drilling activity. In particular, the Drilling Products and Services segment benefited from strong demand for drill pipe. Most importantly for future earnings, the Company’s backlog increased to a record $410.7 million from $291.9 million at December 31, 2004.

Operating Income Margins Increase to 21%

Consolidated revenues increased by $100.6 million, or 53%, in the first quarter of 2005 compared to last year’s first quarter. Consolidated operating income margins almost doubled to 21.3% from 10.9% in last year’s first quarter. The improved margins reflect increased volumes and better pricing, primarily at the Company’s Drilling Products and Services, and Tubular Technology and Services segments, and manufacturing efficiencies implemented in 2004.

Other operating expenses (sales and marketing, general and administrative and research and engineering) increased $8.0 million compared to last year’s first quarter primarily due to increased sales and marketing expenses in the Company’s Drill Bits segment and increased costs related to compliance with Section 404 of the Sarbanes-Oxley Act. However, as a percentage of revenues operating expenses were reduced to 21.2% from 28.2% in last year’s first quarter, reflecting the positive effects from the Company’s restructuring programs implemented during 2004.

Other

Interest expense decreased by $0.5 million due to lower debt balances. Equity income from the Company’s unconsolidated affiliates increased by $2.2 million, which reflects increased earnings at Voest-Alpine partially offset by increased development spending in the Company’s IntelliServ™ joint venture. Other income decreased to $1.1 million from $2.0 million in last year’s first quarter due primarily to a smaller gain on sales of assets.

The Company’s tax rate in the first quarter of 2005 was 31% compared to 38% in last year’s first quarter. The improvement was primarily attributable to increased utilization of foreign tax credits due to higher U.S. profitability and increased earnings at Voest-Alpine that is recorded net of tax.

The Company’s debt to book capitalization was 33.8% at March 31, 2005 and cash balance was $74.3 million bringing the net debt to book capitalization to 27.2%.

SEGMENT RESULTS

Drilling Products and Services

Revenues for the Drilling Products and Services segment increased by 84% to a record $128.4 million compared to the prior year’s first quarter of $69.8 million. Operating income increased to $36.3 million, compared to $8.6 million in last year’s first quarter. These improvements reflect a 68% increase in drill pipe footage sold and an 11% increase in average sales price per foot. In addition, this segment’s results include the benefits from the rationalization program implemented at the beginning of 2004 that streamlined manufacturing processes and reduced costs. Backlog for this segment increased to $274.7 million compared to $210.0 million at 2004 year-end.

Drill Bits

Revenues for the Drill Bits segment increased by 14% to $90.6 million, compared to the prior year’s first quarter revenues of $79.3 million. This improvement primarily reflects drilling activity increases of 14% in the U.S. rig count and 10% internationally. Year-over-year operating income margins remained relatively flat at 24%. Importantly, operating income margins improved from the 2004’s fourth quarter due to overhead reduction efforts and completion of the Singapore facility expansion.

Tubular Technology and Services

      Revenues for the Tubular Technology and Services segment increased by 76% to $73.1 million compared to the prior year’s first quarter of $41.5 million. Operating income margins increased to 21% from 2% in last year’s first quarter. All product lines within this segment improved due to better pricing and increased volumes and the 14% increase in the U.S. rig count. TCA pricing has been particularly strong reflecting strong mill activity. Additionally, this segment’s results reflect the benefit of cost cutting initiatives implemented during 2004.

      Corporate

      Corporate expenses for the first quarter of 2005 were $10.8 million compared to $6.5 million in prior year’s first quarter. The increase was primarily due to higher incentive expenses and costs related to compliance with Section 404 of the Sarbanes-Oxley Act (which totaled $2.1 million) during the first quarter.

      CEO COMMENTS

      Chairman and CEO, Michael McShane commented, “The quarter’s results reflect improving market demand across each of our operating segments. Drilling Products and Services segment reported record revenues and sold more drill pipe than in any quarter since we became a public company. Restructuring efforts and continuing pricing initiatives fueled our Tubular Technology segment to its highest-ever operating income margin despite continued weakness in the Gulf of Mexico. Additionally, we are pleased with the improvement in operating margins achieved at ReedHycalog through recent cost and efficiency initiatives.

      “Our earnings outlook looks promising with strong market conditions expected to continue for the remainder of the year. With our backlog increasing by over $100 million since the beginning of the year, we now expect our full year earnings to be in the range of $1.20 to $1.25 per share, excluding unusual charges. For the next quarter, we anticipate our earnings will be relatively flat compared to the current quarter as the seasonal breakup in Canada is offset by continued price leverage and overhead expense reductions.”

      Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for modestly improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. These results should be considered preliminary until the Company files its Form 10-Q with the Securities and Exchange Commission.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
Revenues	$292,096	$191,481
Operating Expenses:
Cost of sales	167,916	113,892
Sales and marketing	31,704	29,140
General and administrative	24,522	19,452
Research and engineering	5,763	5,352
Other charges	—	2,734

	229,905	170,570

Operating Income	62,191	20,911
Interest Expense	(10,010)	(10,495)
Other Income, Net	1,137	2,025
Equity Income in Unconsolidated Affiliates	2,387	194

Income From Continuing Operations Before Income Taxes and Minority Interests	55,705	12,635
Income Tax Provision	(17,063)	(4,811)

Income from Continuing Operations Before Minority Interests	38,642	7,824
Minority Interests	(1,976)	(1,260)

Income from Continuing Operations	36,666	6,564
Income from Discontinued Operations, Net of Tax	—	642

Net Income	$36,666	$7,206

Basic Net Income Per Share:
Income from continuing operations	$0.29	$0.05
Income from discontinued operations	—	0.01

Net income	$0.29	$0.06

Basic weighted average shares outstanding	125,234	122,044

Diluted Net Income Per Share:
Income from continuing operations	$0.29	$0.05
Income from discontinued operations	—	0.01

Net income	$0.29	$0.06

Diluted weighted average shares outstanding	128,352	124,262

CASH FLOW DATA:
Depreciation and amortization	$11,118	$10,439
Cash provided by operating activities	28,813	15,290
Cash used in investing activities	(10,595)	(1,788)
Cash provided by (used in) financing activities	8,832	(14,550)
Capital expenditures (a)	9,099	6,291

	March 31, 2005	December 31, 2004
	(Unaudited)
BALANCE SHEET DATA:
Total assets	$1,415,608	$1,344,466
Total debt	384,824	381,954
Total liabilities	660,253	638,925
Stockholders’ equity	755,355	705,541

Backlog at Period Ended	$410,650	$291,916

(a)	Capital expenditures for property, plant and equipment excludes acquisitions of businesses.

GRANT PRIDECO, INC.
SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
Drilling Products and Services	$128,350	$69,815
Drill Bits	90,626	79,258
Tubular Technology and Services	73,120	41,521
Other	—	887

	$292,096	$191,481

Operating Income (Loss):
Drilling Products and Services	$36,261	$8,580
Drill Bits	21,622	19,285
Tubular Technology and Services	15,261	685
Other	(110)	(1,179)
Corporate	(10,843)	(6,460)

	$62,191	$20,911

Depreciation and Amortization:
Drilling Products and Services	$3,692	$3,626
Drill Bits	3,640	3,013
Tubular Technology and Services	3,017	3,044
Other	18	100
Corporate	751	656

	$11,118	$10,439

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$2,826	$1,368
Drill Bits	2,048	1,801
Tubular Technology and Services	2,429	1,928
Other	—	446
Corporate	1,796	748

	$9,099	$6,291

OTHER INFORMATION AT MARCH 31, 2005:

Total Cash	$74,344

Total Debt	$384,824
Total Stockholders’ Equity	755,355

Total Book Capitalization	$1,140,179

Debt to Book Capitalization	33.8%

Net Debt (Net of Cash) to Book Capitalization	27.2%

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